Exhibit 4.4

ASSUMPTION OF WARRANT AGREEMENT

THIS ASSUMPTION OF WARRANT AGREEMENT (this “Agreement”), is made and entered effective as of April 30, 2025, by and among Iris Acquisition Corp., a Delaware corporation (formerly known as Tribe Capital Growth Corp I) (the “Company”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Warrant Agreement (as defined below).

WHEREAS, the Company and the Warrant Agent previously entered into that certain Warrant Agreement, dated March 4, 2021 (the “Warrant Agreement”), pursuant to which the Warrant Agent agreed to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, redemption and exercise of up to 6,900,000 warrants (the “Public Warrants”) underlying units issued in the Company’s initial public offering (the “IPO”), up to 5,013,333 warrants (the “Private Placement Warrants”) issued in a private placement consummated simultaneously with the IPO (the “Private Placement”), up to 1,000,000 Working Capital Warrants and any additional Post IPO Warrants;

WHEREAS, the IPO and the Private Placement were consummated on March 9, 2021;

WHEREAS, the Company has entered into a Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Combination Agreement”), which provides for a Business Combination between the Company and Liminatus Pharma, LLC, a Delaware limited liability company (“Liminatus”);

WHEREAS, pursuant to the Combination Agreement, (i) Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo, will merge with and into Liminatus (the “Liminatus Merger”), with Liminatus surviving the Liminatus Merger as a direct wholly-owned subsidiary of ParentCo, and (ii) simultaneously with the Liminatus Merger, SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo, will merge with and into the Company (the “SPAC Merger” and, together with the Liminatus Merger, the “Mergers”), with the Company surviving the SPAC Merger as a direct wholly-owned subsidiary of ParentCo; and as a result of the Business Combination, holders of shares of Class A common stock of the Company and units of Liminatus will become holders of shares of common stock, par value $0.0001 per share, of ParentCo (“ParentCo Common Stock”);

WHEREAS, upon consummation of the Business Combination, as provided in Section 4.4 of the Warrant Agreement, the Warrants will no longer be exercisable for Common Stock of the Company but instead will be exercisable for ParentCo Common Stock; and

WHEREAS, in connection with the Business Combination, ParentCo wishes to confirm the assumption of the Company’s rights, duties, covenants and other obligations (the “Obligations”) under the Warrant Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Assumption of the Obligations. As of and with effect on and from the Closing (as defined in the Combination Agreement), the Company hereby assigns to ParentCo all of the Company’s rights, titles, interests and obligations in and under the Warrant Agreement; and ParentCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Warrant Agreement arising on, from and after the Closing.

2.	Consent. The Warrant Agent hereby consents to (i) the assignment of the Warrant Agreement by the Company to ParentCo and the assumption of the Warrant Agreement by ParentCo from the Company, in each case effective as of the Closing, and (ii) the continuation of the Warrant Agreement, in full force and effect from and after the Closing.

3.	No Amendments. Except for the assumption of the Obligations by ParentCo hereunder, the Warrant Agreement shall remain unchanged and in full force and effect.

4.	Miscellaneous.

(a)	The Company and ParentCo agree to execute such reasonable further instruments or perform such reasonable acts which are or may become reasonably necessary to carry out the intent of this Agreement.

(b)	This Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflict of laws principles.

(c)	This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IRIS ACQUISITION CORP.

By:	/s/ Sumit Mehta
Name: Sumit Mehta
Title: Chief Executive Officer

IRIS PARENT HOLDING CORP.

By:	/s/ Chris Kim
Name: Chris Kim
Title: CEO, Secretary, and Treasurer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Erika Young
Name: Erika Young
Title: Vice President